UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2011

Commission File Number 000-54530

FOREX INTERNATIONAL TRADING CORP.
(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Moria 30 Avenue, Haifa, Israel 34572
(Address of principal executive offices)

888-333-8075
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangement s of Certain Officers

On November 15, 2011, Liat Franco was appointed by Forex International Trading Corp. (the “Company”) to serve as the Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and a director of the Company.  As  management of Triple 8 Ltd. (“Triple”), which the Company owns approximately 49.90%, has refused to provide the financial statements for Triple resulting in an increased adversarial relationship, the Board of Directors elected to appoint Ms. Franco, who is an attorney licensed in the United States and Israel, as an executive officer and director to handle this matter.  Further, on November 15, 2011, Darren Dunckel resigned as an executive officer and director of the Company and William Glass and Stewart Reich also resigned as directors.

There is no understanding or arrangement between Ms. Franco and any other person pursuant to which she was appointed as an executive officer and director.  Ms. Franco does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Ms. Franco has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

Mrs. Franco graduated with a B.A. Magna Cum Laude from the University of California at Los Angeles and holds a J.D. from the UCLA School of Law in California where she specialized in corporate law, which she received in 2003.  Prior to joining the Company, Mrs. Franco served as a Security Officer for foreign consulate in Beverly Hills, California, and held various positions in several academic institutions from 2003 until 2009.  From 2009 to the present Mrs. Franco has served as a lecturer on contract law and evidence law at foreign college.  Ms. Franco is licensed as an attorney in the State of California, the state of New York and in Israel.

Item 9.01               Financial Statements and Exhibits

Exhibit No.            Description

99.1	Press Release dated November 16, 2011

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FOREX INTERNATIONAL TRADING CORP.

		By:	/s/ Liat Franco
Name: Liat Franco
Title: CEO, President, CFO, Secretary,
Treasurer and Director

Date:	November 16, 2011
Haifa, Israel

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